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IMMEDIATE RELEASE                Contacts:   Carlos Alberini
                                             President & Chief Operating Officer
                                             (213) 765-3582

                                             Dennis R. Secor
                                             SVP & Chief Financial Officer
                                             (213) 765-3289

                                             Joseph Teklits
                                             Integrated Corporate Relations
                                             (203) 682-8258


GUESS?, INC. RAISES FISCAL YEAR EPS GUIDANCE TO A RANGE OF $1.85 TO $1.90 FROM A
                             RANGE OF $1.79 TO $1.84

        COMPANY ANNOUNCES STRONG REVENUE AND EARNINGS PERFORMANCE IN ALL
                            OF ITS BUSINESS SEGMENTS


LOS ANGELES, November 6, 2007 - Guess?, Inc. (NYSE: GES) today announced that all of its business segments have continued to perform ahead of the Company's revenue and earnings expectations. Revenues for the second half of the fiscal year have thus far exceeded expectations, with overall Company revenues growing by well over 30% in the third quarter of fiscal 2008, versus the comparable period in the prior year. In the Company's North American Retail segment, third quarter same store sales increased double-digits and accelerated in October, the last month of the quarter.

Based on the recent trends and its forecast for the fourth quarter, the Company is now raising its guidance for diluted earnings per share for the fiscal year ending February 2, 2008, to a range of $1.85 to $1.90, up from its previous guidance of a range of $1.79 to $1.84.

The Company plans to release its actual third quarter fiscal 2008 financial results on Tuesday, December 4, 2007.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, accessories and related consumer products. At November 3, 2007 the Company operated 365 retail stores in the United States and Canada. The Company also distributes its products through better department and specialty stores around the world. For more information about the Company, please visit www.guessinc.com.

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Except for historical information contained herein, certain matters discussed in this press release, including statements concerning the Company's future prospects and guidance for the third quarter and full fiscal year 2008, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include our ability to, among other things, anticipate consumer preferences, effectively operate our retail stores, effectively manage inventories, successfully execute our strategies, including our supply chain and international growth strategies, currency fluctuations, and domestic and international general economic conditions and consumer confidence. In addition to these factors, the economic and other factors identified in the Company's most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from curre

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